New Mexico
Secretary of State
325 Don Gaspar, Suite 300 · Santa Fe, NM 87501
(800) 477-3632 · www.sos.state.nm.us

FILED SOS Corporation Bureau OCT - 7 2013

FILED SOS Corporation ... 2013

SUBMIT ORIGINAL AND A COPY
TYPE OR PRINT LEGIBLY

Limited Liability Company
ARTICLES OF ORGANIZATION

FILED SOS Corporation ... 2013

The undersigned, acting as organizer(s) of a limited liability company pursuant to the New Mexico Limited Liability Company Act, adopt the following Articles of Organization:

ARTICLE ONE: The name of the limited liability company is: Western Refining Pipeline, LLC

ARTICLE TWO: The period of duration (if other than perpetual) is: ____________

ARTICLE THREE:
(1) The New Mexico street address of the company's initial registered office is:
201 Third St. NW, Suite 2200, Albuquerque, NM 87102
(P.O. Box is not acceptable. Provide a description of the geographical location if a street address does not exist.)

(2) The name of the initial registered agent at that address is: Tracy Sprouls

(3) The street address of the company's principal place of business, if different from its registered office, is:
1250 W. Washington Street, Suite 101, Tempe, Arizona 85281

ARTICLE FOUR (check only if applicable):
_____YES Management of the business and affairs of the company is vested in a manager.

ARTICLE FIVE (check only if applicable):
x___YES The limited liability company is a single member limited liability company.

ARTICLE SIX: If these Articles of Organization are not to be effective upon filing with the commission, the effective date is: *(if an effective date is specified here, it cannot be a date prior to the date the articles are received by the commission)*____________

Dated: 10-7-13

Signature of Organizer(s)	Printed Name(s)
	Melissa Buhrig
	VP, Assistant General Counsel and Assistant Secretary

Form DLLC
(revised 06/13)

RECEIVED SOS Corporation Bureau OCT 0 7 2013